Exhibit 10.3

AMERICAN RAILCAR INDUSTRIES, INC.
100 Clark Street, St. Charles, Missouri 63301-2075, 636-940-6000
www.americanrailcar.com

April 25, 2017

John O’Bryan
100 Clark Street
St. Charles, MO 63301

Dear John:

We are pleased to offer you the full-time position of Senior Vice President and Chief Commercial Officer with American Railcar Industries, Inc. (ARI), an affiliate employer of American Railcar Leasing LLC, at a semi-monthly salary of $15,625 (annualized at $375,000). ARI is prepared to begin your employment immediately following the closing of the ARL sale transaction. You will receive your first semi-monthly paycheck on the 15th or 30th of the agreed transition month, whichever arrives first. In this position, you will report to the Chief Executive Officer. All of your compensation is subject to deductions as required by law.

In 2017, you will be eligible to participate in the annual Management Incentive Plan (MIP), with a target bonus of 80% of base salary, provided you satisfy the eligibility requirements and subject to all other terms and conditions of the MIP. Bonus payments are pro-rated for partial year and are usually made in the first quarter of the following calendar year. The payout is based on Company performance and individual performance by you during the MIP period. To be eligible for a payment under the MIP, you must be an active employee on the date the bonus is paid.

Also, you will be eligible at the time of hire, to participate in ARI’s Long Term Equity Incentive plan with a target percentage equal to 100% of your base salary. In addition, at the time of hire, you will receive a one – time SAR’s (Stock Appreciation Rights) award at a pro-rated amount equal to a value of $218,750 (assuming June 1, 2017 as a start date).

You will be eligible to participate in our Paid Time Off (PTO) program, which provides staff members with paid time away from work for vacation, personal time, personal or family illness, personal religious holidays, weather-related absences when the office has not been closed, or other personal reasons. Eligibility for PTO begins immediately after your start date and is initially provided on an accrual basis matching your current accrual rate at American Railcar Leasing. Your seniority with American Railcar Leasing will be continued at ARI for all purposes where seniority is taken into account in ARI benefits programs.

Mr. John O’Bryan
April 25, 2017

You will become eligible for medical, dental, vision, and life insurance immediately upon your employment. Salary Continuation and LTD benefits are payable to eligible employees for covered periods of disability in accordance with length of service. You will also be eligible to participate in our Company 401(k) plan immediately upon your employment, and will be automatically enrolled at 3%. The plan generally provides a Company match of $0.50 for each $1.00 of employee contributions up to a maximum of 6% of your salary. Additional information on the current benefit options will be provided to you under separate cover. Should you have questions on the benefit offerings, please call Jean Wilmes at 636/940-6029 for information on medical, dental, vision, life, and disability and Missy Cassout at 636/940-6029 for information on 401k.

The Company reserves the right to add, change or terminate benefits at any time including, but not limited to, those set forth above.

As a condition of your initial and continued employment with the Company, you agree that during and after your employment you shall not disclose to any third party any confidential or proprietary information of the Company, any of its affiliates or subsidiaries, or any of their respective owners, members, directors, managers, and employees. You further agree that during and after your employment you will not disparage, verbally or in writing, anyone in the Company or any of its affiliates or subsidiaries, including any of their respective owners, members, directors, managers, or employees, and their family members. You must sign and return the attached confidentiality policy to reflect your agreement. Nothing in this offer of employment prohibits you from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulation. You are not required to notify the Company that you will make or have made such reports or disclosures. Non-Compliance with the disclosure provisions of this Agreement shall not subject you to criminal or civil liability under any Federal or State trade secret law for the disclosure of a Company trade secret if the disclosure is made: (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing you in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and you do not disclose the trade secret, except pursuant to court order.

This letter does not constitute an employment agreement or contract. You understand that your employment is “at will” and can be terminated, with or without cause and with or without notice, at any time. Nothing contained in this letter shall limit or otherwise alter the foregoing. Your employment will be subject to other policies, terms, and conditions that may be established or modified by the Company from time to time.

Mr. John O’Bryan
April 25, 2017

If you have any questions on this offer, please feel free to contact me. We look forward to your joining our team! Please let us know by Wednesday, April 26, 2017 if you plan to do so as set forth in this letter.
Sincerely,

/s/ Jeffrey S. Hollister
Jeffrey S. Hollister
President & CEO

ACKNOWLEDGED:

/s/ John O’Bryan     April 26, 2017
John O’Bryan     X Date

Enclosure

CC: Personnel file